Exhibit 99.2

Contact: Don Watson        602-631-7224

CSK Auto Corporation Announces Pricing for Tender Offer and Consent Solicitation for 12% Notes

PHOENIX, AZ, January 2, 2004 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today the consideration to be paid in the previously announced cash tender offer and consent solicitation of CSK Auto, Inc. for all of its $280 million outstanding principal amount of 12% Senior Notes due 2006. The consideration for each $1,000 principal amount of notes tendered is $1,126.465 plus accrued and unpaid interest, plus a consent payment of $20 per $1,000 principal amount of notes tendered with consents on or prior to 5:00 p.m., New York City time, on December 31, 2003.

The consideration was determined as of 10:00 a.m., New York City time, today by reference to a fixed spread above the yield to maturity of the 2.00% U.S. Treasury Note due November 30, 2004.

The tender offer will expire at 12:00 midnight, New York City time, on January 15, 2004, unless extended by CSK Auto, Inc. The consummation of the tender offer is conditioned upon the successful completion of a replacement financing consisting of a new note offering and the amendment of the senior credit facility of CSK Auto, Inc., among other conditions. The settlement date will promptly follow the expiration date.

Credit Suisse First Boston LLC is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer may be directed to Credit Suisse First Boston’s Liability Management Group at (800) 820-1653. Request for documents may be directed to MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related transmittal documents.

The new notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company’s performance is contained in the company’s filings with the Securities and Exchange Commission.